Exhibit 99.(g)(5)

AMENDMENT TO

CUSTODY AGREEMENT

This AMENDMENT (the “Amendment”) is made as of the Effective Date below between Boston Trust & Investment Management Company (formerly United States Trust Company), a banking and trust company organized under the laws of the Commonwealth of Massachusetts (the “Custodian”) and The Boston Trust & Walden Funds (formerly The Coventry Group), a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), and is made to the Custody Agreement, as amended and restated on March 23, 1999, between the Custodian and Trust as amended by Amendments dated May 24, 2012, December 6, 2012, March 16, 2016 (the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties mutually wish to update the Agreement to reflect changes in the names of both the Custodian and the Trust;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Custodian and Trust hereby agree as follows:

1.                                      Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be September 4, 2019.

2.                                      Name Changes.

The Agreement is hereby updated to delete in its entirety and replace “Boston Trust & Investment Management Company” with “Boston Trust Walden Company” and “The Boston Trust & Walden Funds” with “Boston Trust Walden Funds”.

3.                                      Schedule A Changes

The Agreement is hereby updated to delete in its entirety the previous Schedule A to the and replace it with the amended Schedule A attached to delete references to the “Walden Asset Management Fund” and replace it with the “Walden Balanced Fund”, “Walden SMID Cap Innovations Fund” and replace it with “Walden SMID Cap Fund”, and “Walden Small Cap Innovations Fund” and replace it with “Walden Small Cap Fund”.

4.                                      Miscellaneous.

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.  Each reference to the Agreement in this Amendment and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Custody Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

Boston Trust & Investment Management Company

Signed:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	Managing Director
Date:	August 14, 2019

The Boston Trust & Walden Funds

Signed:	/s/ Lucia Santini
Name:	Lucia Santini
Title:	President
Date:	August 14, 2019

Schedule A

Custody Agreement

between

Boston Trust & Investment Management Company

and

The Boston Trust & Walden Funds

Name of the Fund

Boston Trust Asset Management Fund

Boston Trust Equity Fund

Boston Trust Midcap Fund

Boston Trust SMID Cap Fund

Boston Trust Small Cap Fund

Walden Balanced Fund

Walden Equity Fund

Walden Midcap Fund

Walden SMID Cap Fund

Walden Small Cap Fund

Boston Trust & Investment Management Company		The Boston Trust & Walden Funds

Signed:	/s/ Lucia Santini	Signed:	/s/ Lucia Santini
Name:	Lucia Santini	Name:	Lucia Santini
Title:	Managing Director	Title:	President
Date:	August 14, 2019	Date:	August 14, 2019